Exhibit 10.21

The Sterling Group Advisory Agreement

This engagement of The Sterling Group as a non-exclusive financial advisor to WestMountain Index Advisors, Inc. (the “Company) upon your acceptance of this Advisory Agreement (“Agreement”).  In this regard, the parties agree to the following terms and conditions:

 1.  ENGAGEMENT. The Company hereby engages and retains The Sterling Group as a non- exclusive financial advisor for and on behalf of the Company to perform the services as defined in Section 2, 'Services.' The Sterling Group hereby accepts this engagement on the terms and conditions set forth in this Agreement.

 2.  ADVISORY SERVICES. In connection with its engagement pursuant to this Agreement, The Sterling Group agrees to perform the following services for the Company:

ADVISORY SERVICES. As requested from time to time by the Company.

The Sterling Group shall provide financial advisory services and advice to the Company pertaining to the Company's business affairs. Without limiting the foregoing, The Sterling Group will assist the Company in developing, studying and evaluating a financial plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto with investment firms and institutions.

Additionally, The Sterling Group will assist the Company in identifying research materials describing the Company, its operations, its historical performance and future prospects.

The Sterling Group will also provide such other financial advisory and investment banking services as may be mutually agreed upon by The Sterling Group and the Company.

3.  COMPENSATION. As compensation for the services rendered by The Sterling Group to the Company pursuant to this Agreement, the Company shall pay The Sterling Group as set forth below:

ADVISORY SERVICES: An annual one year advisory fee of $35,000, payable in installments with $17,500 due upon execution of this Agreement and $17,500 due with the closing of funding/ banking relation.

 4.  INDEPENDENT CONTRACTOR. Sterling Group will be responsible for all travel and communication expenses pertaining to the execution of this Agreement. The Company acknowledges that The Sterling Group has been retained to act solely as a financial advisor to the Company. In such capacity, The Sterling Group shall act as an independent contractor, and any services of The Sterling Group arising out of its engagement pursuant to this Agreement shall be property of the Company.

5.   TERM AND LIMITATION. This Agreement shall be effective upon its execution and shall remain in effect for one year.

Dated: 4/1/11

/s/ Gregory Schifrin	/s/ Bruce Dorfman
Gregory Schifrin	Bruce Dorfman
Chief Executive Officer	brucedorfman@gmail.com
WestMountain Index Advisor, Inc.	The Sterling Group/800forfunds.net Telephone: (303) 800-0678 Fax: 800-367-3863
Cell: 954-551-4864 after market